UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): February 28, 2006

The Navigators Group, Inc.

(Exact name of registrant as specified in its chapter)

DELAWARE	0-15886	13-3138397
(State of	(Commission	(I.R.S. Employer
organization)	File Number)	Identification No.)

One Penn Plaza, New York, NY		10119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 933-6027

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On February 28, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of The Navigators Group, Inc. (the “Company”) awarded cash bonuses for 2005 to Terence N. Deeks, Chairman, and to Stanley A. Galanski, President and Chief Executive Officer, under the Company’s Executive Performance Incentive Plan (the “Plan”). The Plan ties the bonus award to the attainment of certain corporate performance goals which, for 2005, were the achievement of certain “return on equity” levels. The Plan allows for a maximum of 150% of base salary as a bonus. Messrs. Deeks and Galanski received 87.5% of their base salary as their 2005 bonus. The amounts of the cash bonuses awarded to Messrs. Deeks and Galanski were $285,000 and $350,000, respectively. Effective March 1, 2006, the Committee also increased Mr. Galanski’s base salary to $500,000.

At its February 28, 2006 meeting, the Committee also awarded bonuses to various employees other than the Chairman and the President and CEO pursuant to the Company’s employee bonus program, which promotes the Company’s pay-for-performance philosophy by providing such employees with the potential for cash and stock awards. The awards under this program are based on corporate performance (including combined ratio, return on equity and change in gross written premium), divisional performance and individual performance, with the guidelines established by the Committee and the range of individual awards depending upon each employee’s position within the organization. For 2005, all such awards were subject to the Company’s attainment of a certain minimum return on equity. At the meeting, the Committee took the following actions with respect to the named executive officers as reported in the Company’s Proxy Statement dated April 7, 2005 and those expected to be the named executive officers in the Company’s 2006 Proxy Statement to be issued in April 2006:

(1) The Committee awarded Paul J. Malvasio, the Company’s Executive Vice President and Chief Financial Officer, a bonus for 2005 consisting of $175,000 in cash and 2,452 shares of the Company’s common stock (the “Stock”) issued under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), vesting over a four-year period and having a value, based upon the closing Stock price of $46.90 on the date of the Committee’s award, of $115,000;

(2) The Committee awarded Christopher C. Duca, Senior Vice President of Navigators Management Company, Inc. (“NMC”) and President of the Navigators Pro division of NMC, a bonus for 2005 consisting of $350,000 in cash. Mr. Duca’s bonus was awarded by the Committee pursuant to a formula that reflects the underwriting results of the Navigators Pro division of NMC from its inception in 2001 through 2005 and that, like the Company’s employee bonus program, promotes the Company’s pay-for-performance philosophy. Effective March 1, 2006, the Committee also increased Mr. Duca’s base salary to $285,000;

(3) The Committee awarded Noel Higgitt, Senior Vice President of NMC and President of the Specialty division of NMC, a bonus for 2005 consisting of $110,000 in cash and 1,599 shares of Stock issued under the 2005 Plan, vesting over a four-year period and having a value, based upon the closing Stock price of $46.90 on the date of such award, of $75,000. Effective March 1, 2006, the Committee also increased Mr. Higgitt’s base salary to $285,000; and

(4) The Committee awarded David E. Hope, President of Navigators Holdings UK and of the Marine and Energy division of NMC, a bonus for 2005 consisting of £75,000 in cash (equal to $131,543, based upon the currency conversion rate of £1=$1.7539 at the date of such award) and 1,869 shares of Stock issued under the 2005 Plan, vesting over a four-year period and having a value, based upon the closing Stock price of $46.90 on the date of such award, of £50,000 (equal to $87,695, based upon the currency conversion rate of £1=$1.7539 at the date of such award). Effective March 1, 2006, the Committee also increased Mr. Hope’s base salary to £225,000 (equal to $394,628, based upon the currency conversion rate of £1=$1.7539 at the date of such increase).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.
(Registrant)

/s/ Elliot S. Orol
Name: Elliot S. Orol
Title: Senior Vice President and General Counsel

Date: March 3, 2006